CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the use of our report dated October 31, 1997, except for Notes 4 and 12, as to which the date is December 8, 1997, included in the Annual Report on Form 10-K of Oshkosh Truck Corporation for the year ended September 30, 1997, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.



                                      ERNST & YOUNG LLP


   Milwaukee, Wisconsin
   February 5, 1998